NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, August 4, 2023

LyondellBasell Reports Second Quarter 2023 Earnings

Second Quarter 2023 Highlights
•Net Income: $715 million, $801 million excluding identified items(a)
•Diluted earnings per share: $2.18 per share; $2.44 per share excluding identified items
•EBITDA: $1.4 billion, $1.5 billion excluding identified items
•Net cash provided by operating activities: $1.3 billion; $4.8 billion over trailing 12 months
•Increased 2023 target for Value Enhancement Program
•Increased quarterly dividend by 5% to $1.25 per share
•Returned $508 million to shareholders through dividends and share repurchases
•Extending refining operations through no later than end of first quarter 2025

Comparisons with the prior quarter and second quarter 2022 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Sales and other operating revenues	$10,306	$10,247	$14,838	$20,553	$27,995
Net income	715	474	1,644	1,189	2,964
Diluted earnings per share	2.18	1.44	4.98	3.62	8.98
Weighted average diluted share count	326	327	329	327	329
EBITDA(a)	1,383	1,131	2,381	2,514	4,401

Excluding Identified Items(a)

Net income excluding identified items	$801	$822	$1,713	$1,623	$3,033
Diluted earnings per share excluding identified items	2.44	2.50	5.19	4.94	9.19
Impairments, pre-tax	—	252	69	252	69
Refinery exit costs, pre-tax	111	124	—	235	—
EBITDA excluding identified items	1,450	1,452	2,450	2,902	4,470
(a) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-8 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), impairments and refinery exit costs.

LyondellBasell Industries (NYSE: LYB) today announced net income for the second quarter 2023 of $715 million, or $2.18 per diluted share. During the quarter, the company recognized identified items of $86 million, net of tax. These items, which impacted second quarter earnings by $0.26 per share, were related to costs incurred from plans to exit the refining business. Second quarter 2023 EBITDA was $1.4 billion, or $1.5 billion excluding identified items.

Global olefins and polyolefins margins improved modestly during the second quarter driven by lower feedstock costs in both the U.S. and Europe. New capacity from the start of LyondellBasell's propylene oxide and oxyfuels plant in Texas was largely offset by planned maintenance at the company's existing assets. Oxyfuels margins remained strong, supported by low butane costs and robust demand for fuels. Refining margins declined from first quarter 2023 highs but remained above long-term averages.
LyondellBasell generated $1.3 billion in cash from operating activities in the second quarter and achieved 103% cash conversion(b) over the past twelve months. Available liquidity was $6.6 billion at the end of the quarter. The company remains committed to a disciplined approach to capital allocation. Approximately $300 million was reinvested in the business and $508 million was returned to shareholders through dividends and share repurchases. During the second quarter, LyondellBasell issued its inaugural green bond for $500 million to support investments advancing the company's strategy for leadership in sustainability.
LyondellBasell moved forward on the new strategy revealed at its Capital Markets Day in March. The company's Value Enhancement Program is progressing ahead of schedule. As a result, the program's near-term target was increased by approximately 30% and is now expected to deliver $150 million of net income(c) and $200 million of recurring annual EBITDA(c) by year end 2023. In May, LyondellBasell announced the decision to extend refining operations to no later than the end of the first quarter of 2025, as the company develops options to redeploy the site's workforce and assets in support of the company's sustainable growth strategy. LyondellBasell announced additional acquisitions and partnerships during the quarter toward building a profitable and leading Circular & Low Carbon Solutions business. In June, MSCI recognized the company's progress and upgraded LyondellBasell's ESG rating to 'AA', placing the company within the top 10% of companies in the sector.
“Our new strategy is driving focus and purpose across the company. LyondellBasell's employees are enthusiastically implementing our new strategy. We are committed to becoming the leader in fulfilling the rapidly increasing demand for sustainable solutions from our customers and society,” said Peter Vanacker, LyondellBasell Chief Executive Officer.

OUTLOOK
In the third quarter, the company expects typical benefits from summer seasonality to be more than offset by soft demand due to ongoing economic uncertainty. Stagnant demand, volatile feedstock costs and new capacity in North America and China are challenging petrochemical margins. Summer demand for transportation fuels continues to support attractive oxyfuels and refining margins. During the third quarter, LyondellBasell expects average operating rates of 85% for North American olefins and polyolefins (O&P) assets and 75% for European O&P as well as Intermediates & Derivatives assets in line with global market demand. The company believes current market conditions will persist amidst challenging economic conditions and a slower than expected recovery in China.

“LyondellBasell is steadfast in our resolve to advance on the three pillars of our long-term strategy despite near-term macro challenges. Our rapid progress is laying the necessary groundwork to extend our leadership in Circular & Low Carbon Solutions. I am pleased to see our Value Enhancement Program being embraced by our entire organization and driving sustainable value for our shareholders,” said Vanacker.
(b) Cash conversion is net cash provided by operating activities divided by EBITDA excluding LCM and impairment.
(c) Estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline.

CONFERENCE CALL
LyondellBasell will host a conference call August 4 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins Ken Lane, Executive Vice President of Intermediates and Derivatives and Refining Kim Foley, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. ET August 4 until September 4. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13739183.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements.

These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties.

When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions and our ability to align our assets with our core; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; the continued operation of and successful shut down and closure of the Houston Refinery, including within the expected timeframe; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt.

Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2022, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made.

LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change.

We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), impairment and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. In April 2022 we announced our decision to cease operation of our Houston Refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs.

Recurring annual EBITDA for the Value Enhancement Program is estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline.

Cash conversion is a measure commonly used by investors to evaluate liquidity. For purposes of this presentation, cash conversion equals net cash provided by operating activities divided by EBITDA excluding LCM and impairment.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Kimberly Windon +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended			Six Months Ended
Millions of U.S. dollars	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$715	$474	$1,644	$1,189	$2,964
add: Identified items
Impairments, after-tax(a)	—	252	69	252	69
Refinery exit costs, after-tax(b)	86	96	—	182	—
Net income excluding identified items	$801	$822	$1,713	$1,623	$3,033

Net income	$715	$474	$1,644	$1,189	$2,964
Loss from discontinued operations, net of tax	2	1	1	3	2
Income from continuing operations	717	475	1,645	1,192	2,966
Provision for income taxes	188	167	378	355	694
Depreciation and amortization(c)	391	396	304	787	615
Interest expense, net	87	93	54	180	126
add: Identified items
Impairments(a)	—	252	69	252	69
Refinery exit costs(d)	67	69	—	136	—
EBITDA excluding identified items	1,450	1,452	2,450	2,902	4,470
less: Identified items
Impairments(a)	—	(252)	(69)	(252)	(69)
Refinery exit costs(d)	(67)	(69)	—	(136)	—
EBITDA	$1,383	$1,131	$2,381	$2,514	$4,401

(a) The first quarter of 2023 and six months ended June 30, 2023 reflects a non-cash goodwill impairment charge in our Advanced Polymers Solutions segment. The second quarter of 2022 and six months ended June 30, 2022 reflects an impairment charge related to the sale of our polypropylene manufacturing facility in Australia.
(b) Refinery exit costs, after-tax, include accelerated lease amortization costs of $29 million, $40 million and $69 million, personnel related costs of $21 million, $12 million and $33 million, accretion of asset retirement obligations of $2 million, $1 million and $3 million, and depreciation of asset retirement costs of $34 million, $43 million and $77 million, for the three months ended June 30, 2023 and March 31, 2023, and the six months ended June 30, 2023, respectively.
(c) Depreciation and amortization includes depreciation of asset retirement costs of $44 million, $55 million and $99 million expensed during the three months ended June 30, 2023 and March 31, 2023, and the six months ended June 30, 2023, respectively, in connection with exiting the Refining business.
(d) Refinery exit costs, include accelerated lease amortization costs of $38 million, $51 million and $89 million, personnel related costs of $27 million, $16 million and $43 million, and accretion of asset retirement obligations of $2 million, $2 million and $4 million, during the three months ended June 30, 2023 and March 31, 2023, and the six months ended June 30, 2023, respectively.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Diluted earnings per share	$2.18	$1.44	$4.98	$3.62	$8.98

Add: Identified items:
Impairments	—	0.77	0.21	0.77	0.21
Refinery exit costs	0.26	0.29	—	0.55	—

Diluted earnings per share excluding identified items	$2.44	$2.50	$5.19	$4.94	$9.19

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM and Impairment
	Year Ended	Six Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2022	June 30, 2022	June 30, 2023	June 30, 2023
Net cash provided by operating activities	$6,119	$3,101	$1,772	$4,790
Adjustments:
Depreciation and amortization	(1,267)	(615)	(787)	(1,439)
Impairments(a)	(69)	(69)	(252)	(252)
Amortization of debt-related costs	(14)	(8)	(4)	(10)
Share-based compensation	(70)	(37)	(48)	(81)
Equity loss, net of distributions of earnings	(344)	(133)	(45)	(256)
Deferred income tax provision	(369)	(68)	(19)	(320)
Changes in assets and liabilities that used (provided) cash:
Accounts receivable	(1,005)	829	192	(1,642)
Inventories	91	415	349	25
Accounts payable	464	(750)	64	1,278
Other, net	353	299	(33)	21
Net income	3,889	2,964	1,189	2,114
Loss from discontinued operations, net of tax	5	2	3	6
Income from continuing operations	3,894	2,966	1,192	2,120
Provision for income taxes	882	694	355	543
Depreciation and amortization	1,267	615	787	1,439
Interest expense, net	258	126	180	312
add: LCM charges	—	—	—	—
add: Impairments(a)	69	69	252	252
EBITDA excluding LCM and impairment	6,370	4,470	2,766	4,666
less: LCM charges	—	—	—	—
less: Impairments(a)	(69)	(69)	(252)	(252)
EBITDA	$6,301	$4,401	$2,514	$4,414

(a) Reflects impairment charges related to the sale of our polypropylene manufacturing facility in Australia, recognized in 2022 and a goodwill impairment charge in our Advanced Polymers Solutions segment, recognized in the first quarter of 2023.
Note: Last twelve months June 30, 2023 is calculated as year ended December 31, 2022, plus six months ended June 30, 2023, minus six months ended June 30, 2022.

Table 5 - Calculation of Cash Conversion
	Year Ended	Six Months Ended		Last Twelve Months
Millions of U.S. dollars	December 31, 2022	June 30, 2022	June 30, 2023	June 30, 2023
Net cash provided by operating activities	$6,119	$3,101	$1,772	$4,790
Divided by:
EBITDA excluding LCM and impairment(a)	6,370	4,470	2,766	4,666
Cash conversion	96%	69%	64%	103%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM and impairment.
Note: Last twelve months June 30, 2023 is calculated as year ended December 31, 2022, plus six months ended June 30, 2023, minus six months ended June 30, 2022.

Table 6 - Reconciliation of Net Income to EBITDA for the Value Enhancement Program

Millions of U.S. dollars	2023(a)
Net income	$150
Provision for income taxes	35
Depreciation and amortization	15
Interest expense, net	—
EBITDA	$200

(a) In 2022, we launched the Value Enhancement Program. In 2023, as a result of the program progressing ahead of schedule, the near-term target has increased to $200 million of recurring annual EBITDA by the end of 2023.

Table 7 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	June 30, 2023
Cash and cash equivalents and restricted cash	$2,494
Short-term investments	—
Cash and liquid investments	2,494

Availability under Senior Revolving Credit Facility	3,250
Availability under U.S. Receivables Facility	900
Total liquidity	$6,644

Table 8 - Calculation of Dividends and Share Repurchases
Three Months Ended
Millions of U.S. dollars	June 30, 2023
Dividends - common stock	$408
Repurchase of Company ordinary shares	100
Dividends and share repurchases	$508